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                                                                    EXHIBIT 99.1
                             [EDO CORPORATION LOGO]
FOR IMMEDIATE RELEASE                                60 East 42nd Street,
                                                     Suite 5010
                                                     New York, NY 10165
                                                     212-716-2000



AGENCY CONTACT:              AIL COMPANY CONTACT:    EDO COMPANY CONTACT:
Neil G. Berkman Associates   James M. Smith          Frank A. Fariello
1900 Avenue of the Stars     President & CEO         Chairman & CEO
Los Angeles, CA 90067        (516) 595-5083          (212) 716-2000
(310) 277-5162               www.ail.com             www.edocorp.com

info@BerkmanAssociates.com



                    EDO CORPORATION AND AIL TECHNOLOGIES INC.
                                 AGREE TO MERGE

                   $87 Million Transaction Creates Integrated
                    Defense and Aerospace Technology Company
          With Current Annualized Revenue of Approximately $240 Million


         NEW YORK, NEW YORK, January 3, 2000 . . . EDO CORPORATION (NYSE:EDO) and privately-held AIL TECHNOLOGIES INC., Deer Park, New York, announced today that they have signed a definitive merger agreement which will create an integrated defense and aerospace technology company with current annualized revenue of approximately $240.0 million.

         AIL has an installed base of electronic systems products of approximately $5.0 billion, including the defensive avionics on the B-1B bomber and the stand-off jamming systems on the EA-6B. In addition, AIL manufactures a broad array of aircraft, marine and satellite antennas including antennas for Boeing's entire line of commercial aircraft.

         AIL had revenue of $111.3 million, EBITDA of $11.1 million, and net income of $1.9 million for the first nine months of 1999. EDO reported revenue of $70.5 million, EBITDA of $9.2 million, and net earnings from continuing operations of $4.2 million for the first nine months of 1999.

         Under the agreement and share purchase agreements with certain AIL shareholders, all of the outstanding common and preferred shares of AIL will be exchanged or purchased for approximately 6.6 million newly-issued shares of
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EDO common stock and a cash payment of approximately $13.1 million. The merged company will also assume approximately $35.2 million of AIL debt. Approximately
5.3 million of the newly-issued shares will be held in trust by AIL's ESOP, of which approximately 2.8 million will not be included in EDO's fully diluted shares for financial reporting purposes; therefore, on a pro forma basis, EDO's fully diluted shares outstanding will approximate 12.0 million shares. The transaction, with a total value of approximately $86.8 million based on EDO's closing price on December 31, 1999, is expected to be tax-free to AIL shareholders and to close in the first half of 2000.


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EDO CORPORATION AND AIL TECHNOLOGIES INC. AGREE TO MERGE
January 3, 2000
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         The transaction is subject to approval by both companies' shareholders, including the trustee of the AIL ESOP, and regulatory authorities. The trustee has agreed that, assuming that circumstances at the date of the merger agreement, including the trustee's valuation of AIL and the price of EDO stock, prevail at the time of the shareholder vote, it will vote the AIL ESOP shares in accordance with the vote of the AIL ESOP participants. EDO and AIL soon will announce dates for meetings of shareholders to consider the proposed transaction.

         Frank A. Fariello, Chairman and Chief Executive Officer of EDO Corporation, said, "This transaction will take advantage of each company's leadership in mission-critical defense and aerospace technologies. It will more than double EDO's revenue. The funded backlog of both companies combined was $230.0 million at September 30, 1999, forming a very firm foundation for the merged company. I believe that this merger is a major step toward achieving the size necessary to compete effectively in today's business environment. We expect the merger with AIL Technologies to be accretive to earnings in 2000 before taking merger-related and integration costs into account."

         Fariello will continue as Chairman during the initial period of integration of the two companies. James M. Smith, President and Chief Executive Officer of AIL and a Director of EDO since early 1999, will be the merged company's President and Chief Executive Officer. Ira Kaplan will retain his current position as Chief Operating Officer. Darrell Reed, Chief Financial Officer of AIL, will be appointed Chief Financial Officer of the merged company. Neil Armstrong, AIL's Chairman, and AIL Director Ron Leach will join EDO's existing board members on the merged company's Board of Directors.

         "James Smith is a well known, respected executive in the defense and aerospace community. He has a proven track record in building AIL to its position of industry leadership. His background and knowledge of both EDO and AIL will allow him to hit the ground running as CEO of the merged company," Fariello said.

         James Smith added, "We believe that this merger creates a company that is far more than the sum of its parts. Both of our companies supply high technology mission critical products to strong niche markets and common, loyal customers. This creates excellent opportunities for cross marketing and should improve the productivity of our combined sales force. Moreover, the merged
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company will offer a broader range of products than either did separately. Our manufacturing technologies also are similar, which should provide opportunities for synergistic savings in manufacturing, quality control and administrative functions.

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EDO CORPORATION AND AIL TECHNOLOGIES INC. AGREE TO MERGE
January 3, 2000
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         "In addition, with our larger size, we expect our opportunities to participate in customers' larger programs also to increase. Combining EDO's strengths in marine command and control and undersea sonar systems, airborne mine countermeasures, aircraft stores suspension and release equipment and related technologies with AIL's strengths in the design and manufacture of RF sensors and systems for defense and aerospace applications will position the merged company to address a broader range of markets and customers than ever before. Both companies are dedicated to the aggressive pursuit of customer satisfaction. With its many years of combined experience, the new management team is geared to take full advantage of the exciting growth opportunities available to us in the aerospace and defense industries."

ABOUT AIL TECHNOLOGIES

         AIL Technologies (www.ail.com) was founded in 1945 by a group of scientists and engineers that collaborated on scientific war efforts during World War II. In subsequent years, AIL became part of the Eaton Corporation, Cleveland, Ohio. In 1997 a management-led ESOP purchased the Company from Eaton, which retained a minority interest. Eaton's minority interest in AIL will end upon completion of the merger with EDO. AIL Technologies has approximately 1,100 employees and operates manufacturing facilities in Deer Park, New York and Westlake and Lancaster, California.

ABOUT EDO CORPORATION

         Headquartered in New York City, EDO Corporation (www.edocorp.com) designs and manufactures advanced electronic, mechanical and electro-optical systems and engineered materials for domestic and international defense and industrial markets. EDO employs approximately 750 people at facilities in North Amityville, New York, Shelton, Connecticut, Chesapeake and Falls Church, Virginia, Horsham, Pennsylvania, Salt Lake City, Utah and Baton Rouge, Louisiana.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties,
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including, without limitation, demand and competition for the Company's products, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings.


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